EXHIBIT 4.1.3

                          SECOND SUPPLEMENTAL INDENTURE

                           Dated as of April 26, 2004

                                     Between

                              CALPINE CORPORATION,

                                    AS ISSUER

                                       and

                         U.S. BANK NATIONAL ASSOCIATION
                (successor trustee to State Street Bank and Trust
                                    Company,
                    successor trustee to Fleet National Bank)

                           Supplementing the Indenture
                            Dated as of May 16, 1996
                                       and
                          Amended as of August 1, 2000


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     SECOND   SUPPLEMENTAL   INDENTURE,   dated  as  of  April  26,   2004  (the
"Supplemental Indenture"), between Calpine Corporation, a Delaware corporation (the "Company"), and U.S. Bank National Association (the "Trustee"), as successor trustee to State Street Bank and Trust Company, successor trustee to Fleet National Bank.

     WHEREAS, the Company executed and delivered the Indenture dated as of May 16, 1996, as supplemented by the First Supplemental Indenture, dated as of August 1, 2000 (as so supplemented, the "Indenture"), to the predecessor of the Trustee's predecessor to provide for the issuance of $180,000,000 of the Company's 10-1/2% Senior Notes due 2006;

     WHEREAS the Holders (as defined in the Indenture) of a majority in principal amount outstanding of such Senior Notes have approved certain amendments proposed by the Company to certain provisions of the Indenture, and the Company desires to supplement and amend the Indenture accordingly as contemplated by Section 8.2 thereof; and

     WHEREAS, all things necessary to make this Supplemental Indenture a valid agreement of the Company and the Trustee in accordance with its terms and a valid amendment and supplement to the Indenture, have been done.

     NOW THEREFORE, for and in consideration of the premises and mutual covenants herein contained, the Company and the Trustee agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

     Section 1.1 Definition of Terms.

     Unless the context otherwise requires

     (a) capitalized terms used herein that are not otherwise defined herein shall have the meanings assigned to such terms in the Indenture;

     (b) the singular includes the plural and vice versa; and

     (c) headings are for convenience of reference only and do not affect interpretation.

                                   ARTICLE II
                             AMENDMENTS TO INDENTURE

     Section 2.1 Amendments.

     (a) The following definitions are added in the appropriate alphabetical order to Section 1.1 of the Indenture:

          "Designated Assets" means all geothermal energy assets (including any related extraction processing or similar equipment and geothermal power plants)



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     and all natural gas assets (including any related extraction, processing or similar equipment, other than natural gas power plants) owned by the Company or any of its Restricted Subsidiaries from time to time, including the equity interests of any Restricted Subsidiary owning any Designated Assets, but excluding (i) any geothermal energy assets that are both unproven and undeveloped and (ii) contracts for the purchase or sale of natural gas and natural gas supplied under such contracts.

          "Fair Market Value" means the value that would be paid by a willing buyer to a willing seller in a transaction not involving distress or necessity of either party, determined in good faith by the Board of Directors (unless otherwise provided in this Indenture).

          "Material Designated Assets" means Designated Assets having a Fair Market Value in the aggregate in excess of $50,000,000.

     (b) The definition of "Preferred Stock" in Section 1.1 is amended to read in its entirety as follows:

          "Preferred Stock", as applied to the Capital Stock of any corporation or other Person, means the Capital Stock of any class (however designated) which is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation or other Person, over shares of Capital stock of any other class of such corporation or other Person.

     (c) Section 3.3(b) is amended by (i) deleting the word "and" at the end of clause (iv), (ii) deleting the period (".") at the end of clause (v) and replacing it with a semicolon (";"), (iii) inserting the word "and" immediately after the semicolon at the end of clause (v); and (iv) inserting the following immediately after such word "and":

          (vi) the payment of any dividend (or, in the case of any partnership or limited liability company, any similar distribution) by a Restricted Subsidiary of the Company to the holders of any class or series of such Restricted Subsidiary's Capital Stock on a pro rata basis.

     (d) Section 3.4(b) is amended by (i) deleting the word "and" at the end of clause (ix), (ii) deleting the period (".") at the end of clause (x) and replacing it with a semicolon (";"), (iii) inserting the word "and" immediately after the semicolon at the end of clause (x); and (iv) inserting the following immediately after such word "and":

          (xi) the issuance of Preferred Stock by a Restricted Subsidiary of the Company (other than a Restricted Subsidiary that owns, directly or indirectly, any Material Designated Assets), the net proceeds of which are applied to finance the exploration, drilling, development, construction or purchase of or by, or repairs or



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     improvements  or  additions  to,  property  or assets of the Company or any
     Restricted Subsidiary.

     (e) Section 3.5(c) is amended to read in its entirety as follows:

          (c) Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

     (f) Section 3.5(d) is amended to read in its entirety:

          (d) in the case of clause (iii) above, customary non-assignment provisions of (A) any leases governing a leasehold interest or (B) any supply, license or other agreement entered into in the ordinary course of business of the Company or any Subsidiary;

     (g) Section 3.5(f) is amended to read in its entirety:

          (f) any encumbrance or restriction imposed pursuant to the terms of any Indebtedness incurred pursuant to Section 3.4(b)(vii) or any Preferred Stock issued pursuant to Section 3.4(b)(xi), provided that such encumbrance or restriction, in the written opinion of the President, Vice Chairman, Chief Operating Officer or Chief Financial Officer of the Company, (x) is required in order to obtain such financing or to place such Preferred Stock, (y) is customary for such financings or placements and (z) applies only to the assets or revenues of the applicable Restricted Subsidiary;

     (h) Section 3.5 is amended by (i) deleting the period (".") at the end of clause (g) and replacing it with a semicolon (";"), and (ii) inserting the following immediately after such new semicolon:

          (h) Liens securing Indebtedness otherwise permitted to be incurred under the provisions of Section 3.7 herein that limit the right of the debtor to dispose of the assets subject to such Liens;

          (i) provisions limiting or prohibiting the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements entered into with the approval of the Board of Directors, which limitation or prohibition is applicable only to the assets that are subject of such agreements; or

          (j) restrictions on cash or other deposits or net worth imposed by customers or suppliers under contracts entered into in the ordinary course of business.



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     (i)  Section  3.7 is amended by (i)  deleting  the word "and" at the end of clause (p) and (ii) inserting the following immediately before the final proviso in such Section:

          (r) Liens not in respect of Indebtedness consisting of the interest of the lessor under any lease entered into in the ordinary course of business and not otherwise prohibited by this Indenture; and Liens on shares of Capital Stock of a Subsidiary that does not own any significant assets other than a lessee's interest in a Facility or on the Capital Stock of a Subsidiary whose only significant asset is its direct or indirect interest in such lessee Subsidiary; and (s) Liens (i) on cash and short-term investments of Restricted Subsidiaries to secure obligations with respect to (A) contracts for commercial and trading activities in the ordinary course of business and contracts (including physical delivery, option (whether cash or financial), exchange, swap and futures contracts) for the purchase, transmission, distribution, sale, lease or hedge of any energy-related commodity or service or (B) interest rate, commodity price, or currency rate management contracts or derivatives and (ii) encumbering assets of a Restricted Subsidiary, other than (1) Material Designated Assets or (2) accounts or receivables, which Liens arise out of contracts or agreements relating to the generation, distribution or transmission or sale of energy and/or fuel; provided that all such agreements or contracts are entered into in the ordinary course of business;

     (j) Section 3.17 is deleted in its entirety and the term "[Deleted]" is inserted in lieu thereof.

                                   ARTICLE III
                                  MISCELLANEOUS

     Section 3.1 Notification of Holders.

     The Company shall notify the Holders in accordance with Section 8.2 of the Indenture of the execution of this Supplemental Indenture.

     Section 3.2 Ratification of Indenture.

     The Indenture, as supplemented by this Supplemental Indenture, is in all respects ratified and confirmed, and this Supplemental Indenture shall be deemed part of the Indenture in the manner and to the extent herein and therein provided.

     Section 3.3 Governing Law.

     This Supplemental Indenture shall be deemed to be a contact made under the laws of the State of New York, and for all purposes shall be construed in accordance with the laws of said State.



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     Section 3.4 Separability.

     In case any one or more of the provisions contained in this Supplemental Indenture shall for any reason by held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Supplemental Indenture but this Supplemental Indenture shall be construed as if such invalid or illegal or unenforceable provision had never been contained herein or therein.

     Section 3.5 Counterparts.

     This Supplemental Indenture may be executed in any number of counterparts each of which shall be an original; but such counterparts shall together constitute but one and the same instrument.

     Section 3.6 Effectiveness.

     This Supplemental Indenture shall be effective and binding when executed by the Company and the Trustee.

     Section 3.7 Trustee not Responsible for Recitals.

     The recitals herein contained are made by the Company and not the Trustee, and the Trustee assumes no responsibility for correctness thereof. The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture.

     Section 3.8 Performance by Trustee.

     The Trustee, for itself and its successor accepts the Trust of the Indenture as amended by this Supplemental Indenture and agrees to perform the same, but only upon the terms and conditions set forth in the Indenture, including the terms and provisions defining and limiting the liability and responsibility of the Trustee.



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     IN WITNESS  WHEREOF,  the parties  hereto  have  caused  this  Supplemental
Indenture to be duly executed as of day and year first above written.

                                        CALPINE CORPORATION


                                        By:   /s/ ANN B. CURTIS
                                            ------------------------------------
                                            Name: Ann B. Curtis
                                            Title: Executive Vice President


                                        U.S. BANK NATIONAL ASSOCIATION,
                                         as Trustee


                                        By:  /s/ ARTHUR L. BLAKESLEE
                                            ------------------------------------
                                            Name: Arthur L. Blakeslee
                                            Title: Vice President



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